UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: October 1, 2012
DATE OF EARLIEST EVENT REPORTED: September 26, 2012

000-53725
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
 (Former address of principal executive offices)

(855) 733 2685
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 26, 2012, PEDEVCO Corp. (the “Company”), executed a Binding Strategic Cooperation Agreement (the “Agreement”), effective September 24, 2012, with Guofa Zhonghai Energy Investment Co., Ltd., an energy company organized and existing under the laws of the People’s Republic China (“Guofa Zhonghai Energy”), pursuant to which the parties have agreed to jointly participate in the second tender for shale gas blocks recently announced by China’s Ministry of Land and Resources, which tender comprises a total of 20 blocks in eight regions in China covering a total area of 20,002 square kilometers (approximately 4,943,000 acres).  Pursuant to the Agreement, the parties will cooperate in determining which of the available shale gas blocks they will seek to bid on, and participate in the preparation and joint submission of bidding documents to the Ministry of Land and Resources of China for the acquisition of such shale gas block(s), which bids are due on October 25, 2012, with the Company providing technical and operating support for the preparation of the bid(s).  In the event one or more of our bids are accepted by the Chinese Ministry of Land and Resources, the parties will negotiate a mutually agreed upon joint operating agreement which shall set forth the rights and obligations of each party and their respective ownership in the shale gas block(s), and their economic rights with respect to each block.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1*	Binding Strategic Cooperation Agreement, dated September 24, 2012, by Guofa Zhonghai Energy Investment Co., Ltd. and PEDEVCO Corp.
* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEDEVCO CORP.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer

Date: October 1, 2012